Richard L. Bready, Chairman and CEO
Edward J. Cooney, Vice President and Treasurer
(401) 751-1600

IMMEDIATE

NTK HOLDINGS, INC. AND NORTEK, INC. ANNOUNCE
LAUNCH OF SOLICITATION OF VOTES
FOR PREPACKAGED REORGANIZATION PLAN

HOLDERS OF SUBSTANTIAL PERCENTAGES OF NOTES
HAVE ALREADY AGREED TO TERMS OF THE PLAN

PROVIDENCE, RI, September 18, 2009—NTK Holdings, Inc. (“NTK Holdings”) and Nortek, Inc. (“Nortek” and collectively with NTK Holdings, the “Company”) today announced that the Company has begun a solicitation of votes from its creditors for its prepackaged plan of reorganization (the “Prepackaged Plan”).

The solicitation includes holders of Nortek’s 8 ½% Senior Subordinated Notes due 2014 (“8 ½% Notes”), Nortek’s 10% Senior Secured Notes due 2013   (“10% Notes”), Nortek’s 9 7/8% Series A and Series B Senior Subordinated Notes due 2011, NTK Holdings’ 10 ¾% Senior Discount Notes due 2014 (“10 ¾% Notes”), and NTK Holdings’ Senior Unsecured Loan facility.  The Company announced on Sept. 3 that it had already entered into an agreement with certain holders of, in aggregate, at least 66-2/3% of the outstanding principal amount of the 8 ½% Notes, as well as a substantial portion of the outstanding amount of the 10 ¾% Notes and 10% Notes.

Richard L. Bready, Nortek Chairman and Chief Executive Officer, said, “As we previously stated, the reorganization will provide considerable financial strength and flexibility to the Company’s balance sheet and will create a platform for long-term stability.  As this process continues, we remain focused on providing our customers with quality products and on-time deliveries.

“Also, to reiterate our earlier statement, it is our intention that trade creditors, suppliers and employees will continue to receive all amounts owed to them in the ordinary course of business.  The agreement also provides that allowed claims of trade creditors, suppliers and employees will be paid in full.”

The Company intends to implement the Prepackaged Plan through the commencement of Chapter 11 cases by the Company and its domestic subsidiaries upon the conclusion of the solicitation.  When concluded, the Prepackaged Plan will eliminate approximately $1.3 billion in total indebtedness.

The Company said votes from note holders must be received by Financial Balloting Group LLC (“FBG”), Nortek’s voting agent, before the applicable deadline.  Solicitation materials are being provided to creditors of record entitled to vote on the Prepackaged Plan.  Note holders who need additional information regarding the balloting process can contact FBG at 646-282-1800.

Nortek (through its subsidiaries) is a leading diversified global manufacturer of innovative, branded residential and commercial ventilation, HVAC and home technology convenience and security products.  Nortek offers a broad array of products including: range hoods, bath fans, indoor air quality systems, medicine cabinets and central vacuums, heating and air conditioning systems, and home technology offerings, including audio, video, access control, security and other products.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  When used in this discussion and throughout this document, words, such as "intends", "plans", "estimates", "believes", "anticipates" and "expects" or similar expressions are intended to identify forward-looking statements.  These statements are based on Nortek's current plans and expectations and involve risks and uncertainties, over which it has no control, that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements.  Important factors that could cause actual future activities and operating results to differ include the availability and cost of certain raw materials, (including, among others, steel, copper, packaging materials, plastics and aluminum) and purchased components, the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets, interest rates, employment, inflation, foreign currency fluctuations, consumer spending levels, exposure to foreign economies, the rate of sales growth, price, product and warranty liability claims, any amendments to the Plan of Reorganization, whether or not the Plan of Reorganization is confirmed by the bankruptcy court, and whether or not the Company and its domestic subsidiaries conclude their chapter 11 cases in the anticipated timeframe or at all.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  All subsequent written and oral forward-looking statements attributable to Nortek or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.  Readers are also urged to carefully review and consider the various disclosures made by Nortek, herein, as well as its periodic reports on Forms 10-K, 10-Q and 8-K, filed with the Securities and Exchange Commission.

# # #